As filed with the Securities and Exchange Commission on March 30, 2010
Registration No. 333-150306

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 2 TO:
FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CHOCOLATE CANDY CREATIONS, INC.
(Name of Registrant in Its Charter)

Delaware	2060	20-5911117

(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No)

130 Shore Road, Suite 238
Port Washington, NY 11050
(516) 238-5535
(Address and telephone number of Principal Executive Offices)

130 Shore Road, Suite 238
Port Washington, New York 11050 (516) 238-5535
(Address of principal place of business)

Ms. Alyssa Cohen, President
Chocolate Candy Creations, Inc.
130 Shore Road, Suite 238
Port Washington, NY 11050
Telephone: (516) 238-5535
Fax: (516) 706-4345
(Name, address and telephone number of agent for service)

Please send a copy of all communications to:

David Selengut, Esq.
Ellenoff Grossman & Schole LLP
370 Lexington Avenue
New York, New York 10017
Telephone: (212) 370-1300
Fax: (212) 370-7889

Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

Sample products sold by Chocolate Candy Creations, Inc.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See the definitions of "large accelerated filer", "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act (check one)

[ ] Large accelerated filer

[ ] Accelerated filer

[ ] Non-accelerated filer

[X] Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be registered	Amount to Be registered	Proposed maximum Offering price per unit (1)	Proposed maximum Aggregate Offering price	Amount of registration fee

Common Stock, par value $ .0001 per share	62,000	$1.50	$93,000	$3.65*

*Previously paid

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 promulgated under the Securities Act of 1933, as amended, based on the maximum proposed initial offering price of $1.50 for the 62,000 shares of common stock offered hereby.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

EXPLANATORY NOTE
THIS FILING DOES NOT INVOLVE THE REGISTRATION OF ANY NEW SHARES OF COMMON STOCK.  RATHER, THIS FILING UPDATES THE REGISTRATION OF THE COMMON STOCK ORIGINALLY REGISTERED ON FORM S-1 (FILE NO. 333-150306) DECLARED EFFECTIVE ON MAY 5, 2008 AND POST-EFFECTIVE AMENDMENT NO. 1 TO SUCH REGISTRATION STATEMENT DECLARED EFFECTIVE ON APRIL 22, 2009.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED MARCH 30, 2010

PROSPECTUS
62,000 Shares
CHOCOLATE CANDY CREATIONS, INC.
Common Stock

The selling stockholders may offer and sell from time to time up to an aggregate of 62,000 shares of our common stock that they own.  For information concerning the selling stockholders and the manner in which they may offer and sell shares of our common stock, see "Selling Stockholders" and "Plan of Distribution" in this prospectus.

We will not receive any proceeds from the sale by the selling stockholders of their shares of common stock.  We will pay the cost of the preparation of this prospectus, which is estimated at $4,000.

Investing in shares of our common stock involves a high degree of risk.  You should purchase our common stock only if you can afford to lose your entire investment.  See "Risk Factors," which begins on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The selling stockholders may sell their shares of common stock in the public market based on the market price at the time of sale or at negotiated prices.  The selling stockholders may also sell their shares in transactions that are not in the public market in the manner set forth under "Plan of Distribution."

The date of this Prospectus is _____________, 2010.

The information in this prospectus is not complete and may be changed.  The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

You should rely only on the information contained in this prospectus.  We have not authorized any dealer, salesperson or other person to provide you with information concerning us, except for the information contained in this prospectus.  The information contained in this prospectus is complete and accurate only as of the date on the front cover page of this prospectus, regardless when the time of delivery of this prospectus or the sale of any common stock.  This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Table of Contents

PROSPECTUS SUMMARY	6
RISK FACTORS	8
FORWARD-LOOKING STATEMENTS	16
USE OF PROCEEDS	16
SELLING STOCKHOLDERS	17
PLAN OF DISTRIBUTION	20
MARKET FOR COMMON STOCK	22
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	22
BUSINESS	27
MANAGEMENT	29
PRINCIPAL STOCKHOLDERS	31
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	31
DESCRIPTION OF CAPITAL STOCK	32
EXPERTS	34
LEGAL MATTERS	34
HOW TO GET MORE INFORMATION	35
FINANCIAL STATEMENTS	F-1

PROSPECTUS SUMMARY

This summary does not contain all of the information that is important to you.  You should read the entire prospectus, including the Risk Factors and our consolidated financial statements and related notes appearing elsewhere in this prospectus before making an investment decision.

Our Business

Chocolate Candy Creations, Inc.

We were formed as a Delaware corporation on November 1, 2006 to manufacture and sell specialized chocolate, other candy, cookie and cake products.  For the years ended December 31, 2009 and December 31, 2008, respectively, we generated $6,578 and $8,351 of revenue from operations, and had a net loss of ($37,638) and ($45,416) respectively.  Alyssa Cohen, our president, and chief executive officer, is our only employee.  We conduct business under the name "Smiles On Chocolate".

We manufacture and sell specialty promotional chocolate, other candy, cookie and cake products on which color images are printed using a portable computer system (the "System") that we purchased from its manufacturer, Chocolate Printing Company, Inc.  ("CPC") on April 1, 2007.  The System incorporates certain patented technologies and proprietary software owned by CPC and was purchased from CPC for cash of $39,536 and 5,000 shares of our common stock valued at $1.00 per share.  We sell our products for consumption at events such as parties, weddings, business conferences, Bar and Bat Mitzvahs and charity events.  These customized products include specialized chocolate products such as lollipops, portraits, CD's, trading cards and business cards.

We believe that our business can grow in two ways.  The first would be to expand internally by hiring more employees, purchasing or leasing additional Systems, offering additional product lines and selling additional products.  The second would be through acquisitions or mergers with other entities in our or other businesses.

Our address is 130 Shore Road, Suite 238, Port Washington, New York 11050, telephone (516) 238-5535, fax (516) 706-4345.

References to "we," "us," "our" and similar words refer to Chocolate Candy Creations, Inc.

Sale of Securities to the Selling Stockholders

In December 2007, we sold, in a private placement, 620 units, each unit consisting of 100 shares of common stock, at $1.00 per share, to 100 accredited investors.  No brokerage commissions or other compensation was paid to any third party with respect to the units sold in the private placement.

The Offering

Common Stock Offered:	The selling stockholders are offering a total of 62,000 shares of common stock
Outstanding Shares of Common Stock	163,000 shares (1)
Use of Proceeds:	We will receive no proceeds from the sales of any shares by the selling stockholders

(1)  Does not include 969,000 shares of common stock issuable upon exercise of warrants held by certain of our stockholders.

Summary Financial Information

The following information as of December 31, 2009 and December 31, 2008 has been derived from our audited financial statements, which appear elsewhere in this prospectus.

Balance Sheet Information:

	December 31, 2009	December 31, 2008

Working Capital	$12,820	$41,550

Total Assets	$39,413	$78,466

Retained earnings (accumulated deficit)	$(100,141)	$(62,503)

Stockholders’ equity	$32,859	$70,497

RISK FACTORS

An investment in our securities involves a high degree of risk.  In determining whether to purchase our securities, you should carefully consider all of the material risks described below, together with the other information contained in this prospectus before making a decision to purchase our securities.  You should only purchase our securities if you can afford to suffer the loss of your entire investment.

Risks That Relate to Our Business.

We have a limited operating history, limited revenues and only minimal assets.

We have a limited operating history and limited revenues to date.  We have no significant assets or financial resources.  We have had losses and they are likely to continue in the near future.  No assurance can be given that we will be able to develop our business organically or through mergers or acquisitions.

We need to obtain financing in order to continue our operations.

On a prospective basis, we will require both short-term financing for operations and long-term capital to fund our expected growth.  One of our shareholders has agreed to loan us up to a maximum of $25,000 at any time upon written request by us.  Other than this agreement, we have no existing bank lines of credit and have not established any definitive sources for additional financing.  Based on our current operating plan and the potential loan proceeds from one of our shareholders, we believe we have enough cash to meet our anticipated cash requirements for approximately 12 months.  We will likely require additional funds if we want to fully implement our business plan and take advantage of evolving market conditions.  Additional financing may not be available to us, or if available, then it may not be available upon terms and conditions acceptable to us.  If adequate funds are not available, then we may be required to delay, reduce or eliminate product development or marketing programs.  Our inability to take advantage of opportunities in the industry because of capital constraints may have a material adverse effect on our business and our prospects.

We face intense competition, which could harm our business.

Our market is relatively new, intensely competitive, highly fragmented and subject to rapid technological change.  We expect competition to intensify and increase over time because there are few barriers to entering the specialty chocolate candy product manufacturing market.

We compete against other manufacturers of specialized chocolate and other candy products, including other buyers of Systems, as well as a number of different types of companies that are not in the candy and nonspecialized chocolate candy markets, such as companies that sell party favors.

Almost all of our competitors have longer operating histories, greater name recognition, larger established client bases, longer client relationships and significantly greater financial, technical, personnel and marketing resources than we do.  Many of our competitors have retail store locations.

Our competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to potential customers, employees and strategic partners.  Further, our competitors may produce chocolate candy products that are equal or superior to our products or that achieve greater market acceptance than our products.  Although we have nonexclusive rights to use certain patented technologies and software owned by CPC (the "Technologies") which are incorporated in the System, we do not have any exclusive rights to patented or other proprietary technology that would limit competitors from duplicating our product offerings.  We must rely on the skills of our personnel and the quality of our service to our customers.

Increased competition is likely to result in price reductions, reduced gross margins additional marketing expenses and loss of market share, any of which would have a material adverse effect on our business, results of operations and financial condition.  We cannot assure you that we will be able to compete successfully against existing or future competitors.

Our efforts to raise awareness of our corporate identity may not be successful, which may limit our ability to expand our client base and attract acquisition candidates and employees.

We believe that building our corporate identity is critical for attracting and expanding our customer base and attracting employees.  If we do not continue to build our corporate identity, we may not be able to effect our strategy.  Our success will be predicated on providing high quality, reliable and cost-effective products.  If customers do not deem our products as meeting their needs, or if we fail to market our products effectively, we will be unsuccessful in maintaining and strengthening our corporate identity.  Further, we generally rely on "word of mouth" to obtain new customers which will only happen if our customers are satisfied with our products and service.

Changes in raw material and other costs and selling price increases.

We use many different commodities for our business, including cocoa, sugar, milk and corn sweeteners.  Commodities are subject to price volatility caused by commodity market fluctuations, the quality and availability of supply, weather, currency fluctuations, speculative influences, trade agreements among producing and consuming nations, political unrest in producing countries, consumer demand and changes in governmental agricultural programs.  Commodity price increases ultimately result in corresponding increases to customers in the form of higher product prices; however, higher product prices may also result in a reduction in sales volume.  If we are not able to increase price realization and productivity to offset increased raw material costs, or if sales volume is significantly reduced, it could have a negative impact on our results of operations and financial condition.

Market demand for new and existing products.

We operate in highly competitive markets and rely on continued demand for our products.  To generate revenues and profits, we must sell products that appeal to our customers.  Continued success is dependent on product innovation, including maintaining a strong pipeline of new products and appropriate advertising campaigns and marketing programs.  In addition, success depends on our response to consumer trends, consumer health concerns, including obesity and the consumption of certain ingredients, and changes in product category consumption and consumer demographics.

Governmental laws and regulations.

Changes in laws and regulations and the manner in which they are interpreted or applied may alter the environment in which we operate and, therefore, affect our results of operations or increase liabilities.  These include changes in food and drug laws and laws related to advertising and marketing practices.  It is possible that we could become subject to additional liabilities in the future resulting from changes in laws and regulations that could result in an adverse effect on the results of our operations and financial condition.

If we fail to deliver quality products or fulfill customers' needs, we may face additional expenses, losses or negative publicity.

If our products fail to fulfill customer needs our reputation may be damaged.  This could have a material adverse effect on our business, results of operations and financial condition.  The successful assertion of one or more significant claims against us could have a material adverse effect on our business, results of operations and financial condition.  While we carry general and product liability insurance coverage, such coverage may be insufficient to cover such claims.

We rely on CPC for technological support and supplies.

CPC provides us with technological support for the System as well as supplies such as chocolate blanks, packaging and inks.  While we are not required to purchase any such supplies from CPC, if it were to go out of business we would lose its technological support and would be forced to find another supplier which could result in a material adverse effect on our business and financial condition.

Failure to avoid infringement of others' intellectual property rights could impair our ability to manufacture and market our products.

Although CPC has certain patented technologies which are incorporated in the System, CPC cannot, and, therefore, we cannot, guarantee that the System will be free of claims by third parties alleging that CPC infringed their intellectual property rights.  Any such claim could be expensive and time-consuming to defend, and an adverse litigation result or a settlement of litigation could require CPC to stop selling Systems and require us to pay damages, obtain a license from the complaining party or a third party, develop non-infringing alternatives or cease using the System.  Any such result could be expensive or could adversely affect our ability to operate profitability, if at all.

We are dependent upon our management and we need to engage additional skilled personnel.

Our success depends in large part on the skills and efforts of our only officer, our president and chief executive officer, Alyssa Cohen.  The loss of the services of Ms. Cohen could have a material adverse effect on the development and success of our business.  Ms. Cohen has an employment agreement with us that requires her to devote such of her working time to our business as we and Ms. Cohen determine is necessary for the performance of her duties under her employment agreement.  We have not obtained key man insurance on the life of Ms. Cohen.  Our future success will depend in part upon our ability to attract and retain additional qualified management and technical personnel.  Competition for such personnel is intense and we will compete for qualified personnel with numerous other employers, almost all of which have significantly greater financial and other resources than we.  We may experience increased costs in order to retain and attract skilled employees.  Our failure to attract additional personnel or to retain the services of key personnel and independent contractors could have a material adverse effect on our ability to operate profitably.

If we make any acquisitions, they may disrupt or have a negative impact on our business.

If we make acquisitions, we could have difficulty integrating the acquired companies' personnel and operations with our own.  In addition, the key personnel of the acquired business may not be willing to work for us.  We cannot predict the effect expansion may have on our core business.  Regardless of whether we are successful in making an acquisition, the negotiations could disrupt our ongoing business, distract our management and employees and increase our expenses.  In addition to the risks described above, acquisitions are accompanied by a number of inherent risks, including, without limitation, the following:

•	the difficulty of integrating acquired products, services or operations;

•	the potential disruption of the ongoing businesses and distraction of our management and the management of acquired companies;

•	difficulties in complying with regulations in other countries that relate to our businesses;

•	difficulties in maintaining uniform standards, controls, procedures and policies;

•	the potential impairment of relationships with employees and customers as a result of any integration of new management personnel;

•	the potential inability or failure to achieve additional sales and enhance our customer base through cross-marketing of the products to new and existing customers;

•	the effect of any government regulations which relate to the business acquired;

•
potential unknown liabilities associated with acquired businesses or product lines, or the need to spend significant amounts to retool, reposition or modify the marketing and sales of acquired products or the defense of any litigation, whether or not successful, resulting from actions of the acquired company prior to our acquisition;

•	difficulties in disposing of the excess or idle facilities of an acquired company or business and expenses in maintaining such facilities; and

•	potential expenses under the labor, food and drug and other laws of other countries.

Our business could be severely impaired if and to the extent that we are unable to succeed in addressing any of these risks or other problems encountered in connection with an acquisition, many of which cannot be presently identified.

These risks and problems could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations.  Further, the commencement of business in other countries may be subject to significant risks in areas which we are not able to prepare for in advance.

No Dividends.

We have not paid any dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future.  We intend to retain any earnings to finance the growth of our business and we may never pay cash dividends.

Risks Concerning our Securities.

Because our stock is not currently traded on the FINRA Electronic Bulletin Board, we cannot predict when or whether an active market for our common stock will develop.

Our common stock is traded on the FINRA Electronic Bulletin Board under the symbol “CCYS”.  No assurance can be given that any significant market for our stock will develop.  In the absence of an active trading market, you may have difficulty buying and selling or obtaining market quotations for our stock; the market visibility for our stock may be limited, and the lack of visibility for our common stock may have a depressive effect on the market price for our common stock.

Our stock price may be affected by our failure to meet projections and estimates of earnings developed either by us or by independent securities analysts.

Our operating results may fall below the expectations of securities analysts and investors as well as our own projections.  In this event, the market price of our common stock would likely be materially adversely affected.

The registration and sales of common stock being sold pursuant to this prospectus may have a depressive effect upon the market for our common stock.

The shares of common stock being offered by this prospectus constitute a not insignificant portion of the outstanding shares of our common stock.  If the selling stockholders sell a significant number of shares of common stock, the market price of our common stock may decline.

Accordingly, the mere filing of the registration statement, of which this prospectus is part, could have a significant depressive effect on our stock price which could make it difficult both for us to raise funds from other sources and for the public stockholders to sell their shares.

Because we may be subject to the "penny stock" rules, you may have difficulty in selling our common stock.

If a public market develops for our common stock and if our stock price is less than $5.00 per share, our stock may be subject to the SEC's penny stock rules, which impose additional sales practice requirements and restrictions on broker-dealers that sell our stock to persons other than established customers and institutional accredited investors.  The application of these rules may affect the ability of broker-dealers to sell our common stock and may affect your ability to sell any common stock you may own.

According to the SEC, the market for penny stocks has suffered in recent years from patterns of fraud and abuse.  Such patterns include:

•	Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

•	Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

•	"Boiler room" practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

•	Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

•
The wholesale dumping of the same securities by promoters  and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

As an issuer of “penny stock” the protection provided by the federal securities laws relating to forward looking statements does not apply to us.

Although the federal securities law provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks.  As a result, if we are a penny stock we will not have the benefit of this safe harbor protection in the event of any action based upon a claim that the material provided by us, including this prospectus, contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading.

The exercise of outstanding warrants may have a dilutive effect on the price of our common stock.

To the extent that outstanding warrants are exercised, dilution to our stockholders may occur.  Moreover, the terms upon which we will be able to obtain additional equity capital may be adversely affected, since the holders of the outstanding warrants can be expected to exercise them at a time when we would, in all likelihood, be able to obtain any needed capital on terms more favorable to us than the exercise terms provided by the outstanding warrants.

Because we are not subject to compliance with rules requiring the adoption of certain corporate governance measures, our stockholders have limited protections against interested director transactions, conflicts of interest and similar matters.

The Sarbanes-Oxley Act of 2002, as well as rule changes proposed and enacted by the Commission, the New York and American Stock Exchanges and the FINRA Stock Market as a result of Sarbanes-Oxley, require the implementation of various measures relating to corporate governance.  These measures are designed to enhance the integrity of corporate management and the securities markets and apply to securities which are listed on those exchanges or the FINRA Stock Market.  Because we are not presently required to comply with many of the corporate governance provisions and because we chose to avoid incurring the substantial additional costs associated with such compliance any sooner than necessary, we have not yet adopted all of these measures.  As of the date of this prospectus, we are not in compliance with requirements relating to the distribution of annual and interim reports, the holding of stockholders meetings and solicitation of proxies for such meeting and requirements for stockholder approval for certain corporate actions.  Until we comply with such corporate governance measures, regardless of whether such compliance is required, the absence of such standards of corporate governance may leave our stockholders without protections against interested director transactions, conflicts of interest and similar matters and investors may be reluctant to provide us with funds necessary to expand our operations.

Reporting requirements may delay or preclude acquisition.

Section 13 of the Securities Exchange Act of 1934 (the "Exchange Act") requires companies subject thereto to provide certain information about significant acquisitions including audited financial statements for the company acquired covering one or two years, depending on the relative size of the acquisition. The time and additional costs that may be incurred by some target companies to prepare such financial statements may significantly delay or essentially preclude consummation of an otherwise desirable acquisition by us. Acquisition prospects that do not have or are unable to obtain the required audited statements may not be appropriate for acquisition so long as the reporting requirements of the Exchange Act are applicable.

Our officers and directors have limited liability and have indemnity rights which may discourage stockholders from bringing an action against them.

Our Certificate of Incorporation provides that we will indemnify our officers and directors against losses sustained or liabilities incurred which arise from any transaction in that officer's or director's respective managerial capacity unless that officer or director violates a duty of loyalty, did not act in good faith, engaged in intentional misconduct or knowingly violated the law, approved an improper dividend, or derived an improper benefit from the transaction. Our Certificate of Incorporation also provides for the indemnification by us of our officers and directors against any losses or liabilities incurred as a result of the manner in which the officers and directors operate our business or conduct our internal affairs, provided that in connection with these activities they act in good faith and in a manner which they reasonably believe to be in, or not opposed to, our best interests and their conduct does not constitute gross negligence, misconduct or breach of fiduciary obligations. The existence of these provisions may discourage holders of our Common Stock from bringing an action against management because we may be responsible for paying all costs associated therewith, which could negatively impact the value of our Common Stock.

Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and operating results. In addition, current and potential stockholders could lose confidence in our financial reporting, which could have a material adverse effect on our stock price.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our operating results could be harmed.  We are required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires annual management assessments of the effectiveness of our internal controls over financial reporting for the year ending December 31, 2009 and a report by our independent registered public accounting firm addressing these assessments for the year ending December 31, 2010. During the course of our testing, we may identify deficiencies which we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404.  In addition, if we fail to maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Failure to achieve and maintain an effective internal control environment could also cause investors to lose confidence in our reported financial information, which could have a material adverse effect on our stock price.

Transfers of our securities may be restricted by virtue of state securities "blue sky" laws which prohibit trading absent compliance with individual state laws.  These restrictions may make it difficult or impossible to sell shares in those states.

Transfers of our common stock may be restricted under the securities or securities regulations laws promulgated by various states and foreign jurisdictions, commonly referred to as "blue sky" laws.  Absent compliance with such individual state laws, our common stock may not be traded in such jurisdictions.  Because the securities registered hereunder have not been registered for resale under the blue sky laws of any state, the holders of such shares and persons who desire to purchase them should be aware that there may be significant state blue sky law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities.  These restrictions may prohibit the secondary trading of our common stock.  Investors should consider the secondary market for our securities to be a limited one.

FORWARD-LOOKING STATEMENTS

Statements in this prospectus may be "forward-looking statements." Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions.  These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management.  These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in this prospectus, including the risks described under "Risk Factors," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in this prospectus and in other documents which we file with the Securities and Exchange Commission.  In addition, such statements could be affected by risks and uncertainties related to demand for our services, our ability to diversify our client base and enter new markets for our services, market and customer acceptance, our ability to raise any financing which we may require for our operations, competition, government regulations and requirements, pricing and development difficulties, our ability to make acquisitions and successfully integrate those acquisitions with our business, as well as general industry and market conditions and growth rates, and general economic conditions.  Any forward-looking statements speak only as of the date on which they are made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling stockholders of their common stock.

SELLING STOCKHOLDERS

The following table sets forth the names of the selling stockholders, the number of shares of common stock owned beneficially by the selling stockholders as of March 30, 2010, the number of shares of our common stock that may be offered by the selling stockholders pursuant to this prospectus and the number of shares owned by the selling stockholders after completion of the offering.  No selling stockholder will own more than 1% of our outstanding common stock after the sale of shares owned by such selling stockholder.  The table and the other information contained under the captions "Selling Stockholders" and "Plan of Distribution" has been prepared based upon information furnished to us by or on behalf of the selling stockholders.

Name	Shares Beneficially Owned	Shares Being Sold	Shares owned After Offering

Venturetek LP1	7,000	7,000	-
Esther Stahler2	6,000	6,000	-
Ruki Renov3	6,000	6,000	-
David Stahler	3,600	3,600	-
Jamie Stahler	3,600	3,600	-
Michael Binnion	2,500	2,500	-
Alan Blisko	1,800	1,800	-
Jill Blisko4	1,800	1,800	-
Tova Katz5	1,800	1,800	-
LDP Family Partnership LP6	1,800	1,800	-
Eli Renov	1,800	1,800	-
Karen Renov	1,800	1,800	-
Danielle Renov	1,800	1,800	-
Kenneth Renov	1,800	1,800	-
Nathan Renov7	1,800	1,800	-
Rachel Renov	1,800	1,800	-
Daniel Stahler	1,800	1,800	-
Elena Beck Stahler	1,800	1,800	-
Adam Katz	1,000	1,000	-
Kinder Investments LP8	500	500	-
Ari Renov	500	500	-
Avi Stahler	500	500	-
Lisa Stahler	500	500	-
Jill Blisko Cust for Michael Blisko UGMA NY	200	200	-
Tova Katz Cust for Aaron Katz UGMA NY	200	200	-
Tova Katz Cust for Tehila Rena Katz UGMA NY	200	200	-
Tova Katz Cust for Eliezer Katz UGMA NY	200	200	-
Tova Katz Cust for Malka Katz UGMA NY	200	200	-
Tova Katz Cust for Naftali Yehuda Katz UGMA NY	200	200	-
Asher S. Levitsky P.C. Defined Benefit Plan9	200	200	-
Nathan Renov Cust for Ilana Renov UGMA NY	200	200	-
Esther Stahler Cust for Benji Renov UGMA NY	200	200	-
Esther Stahler Cust for Emily Renov UGMA NY	200	200	-
Vince Vellardita, Teresa Vellardita, JTWROS	100	100	-
Larry Binnion	100	100	-
Kenneth Curtin	100	100	-
Natalya Dana	100	100	-
Edmund Depaz	100	100	-
Barbara Katz	100	100	-
Daniel Family LP10	100	100	-
David Family LP11	100	100	-
Andrea Fialkoff	100	100	-
Jay Fialkoff	100	100	-
Deborah Gilman	100	100	-
Gregg Gilman	100	100	-
Louis Gilman	100	100	-
Sheila Gilman	100	100	-
Jay Greenbaum	100	100	-
Pamela Greenbaum	100	100	-
Ilan Ventures LLC12	100	100	-
Jamie Family LP13	100	100	-
Kanfei LLC14	100	100	-
Harold Katz	100	100	-
Michael Katz	100	100	-
Jash Group Inc.15	100	100	-
Elvira Khokhlov	100	100	-
Sergi Khokhlov	100	100	-
Lauretta Lerner	100	100	-
Martin Lerner	100	100	-
Lisi Family LP16	100	100	-
Sarah McGarty	100	100	-
Rob Millstone	100	100	-
Shayna Millstone	100	100	-
Shayna Millstone CUST FOR Alexander Millstone UGMA NY	100	100	-
Shayna Millstone CUST FOR Aliza Millstone UGMA NY	100	100	-
Shayna Millstone CUST FOR Eliana Millstone UGMA NY	100	100	-
Shayna Millstone CUST FOR Michael Millstone UGMA NY	100	100	-
Andrew Mulvihill	100	100	-
Gail Mulvihill	100	100	-
Gene Mulvihill	100	100	-
Julia Mulvihill	100	100	-
Max Naumov	100	100	-
Laya Perlysky17	100	100	-
Dov Perlysky18	100	100	-
Masha Pruss	100	100	-
Vitaly Pruss	100	100	-
Renov Investments LLC19	100	100	-
Ruki Renov CUST FOR Akiva Yair Perlysky UGMA NY	100	100	-
Ruki Renov CUST FOR Atara Perlysky UGMA NY	100	100	-
Ruki Renov CUST FOR Avigail Perlysky UGMA NY	100	100	-
Ruki Renov CUST FOR Ayala Perlysky UGMA NY	100	100	-
Ruki Renov CUST FOR Eitan Perlysky UGMA NY	100	100	-
Ruki Renov CUST FOR Elana Stahler UGMA NY	100	100	-
Ruki Renov CUST FOR Eli Stahler UGMA NY	100	100	-
Ruki Renov CUST FOR Emily Stahler UGMA NY	100	100	-
Ruki Renov CUST FOR Naftali Perlysky UGMA NY	100	100	-
Ruki Renov CUST FOR Shira Perlysky UGMA NY	100	100	-
Ruki Renov CUST FOR Tova Perlysky UGMA NY	100	100	-
Max Rosenblum	100	100	-
Anne Moss	100	100	-
Ken Moss	100	100	-
Desiree Shar	100	100	-
Nahum Shar	100	100	-
Jane Sherman	100	100	-
Steve Sherman	100	100	-
Shelley Spindel	100	100	-
Sky Ventures LLC20	100	100	-
Sutton Partners LP21	100	100	-
The Telmarc Group LLC22	100	100	-
Irving Weisen	100	100	-

1.
David Selengut, the manager of TaurusMax LLC, which is the general partner of Venturetek LP, has sole voting and dispositive power over the shares beneficially owned by Venturetek.  The shares beneficially owned by Venturetek do not include 100 shares of Common stock held by Sutton Partners LP whose general partner is also TaurusMax LLC.

2.
The shares beneficially owned by Ms. Stahler do not include (i) 100 shares of common stock held by David Family LP, of which Ms. Stahler is general partner, (ii) 100 shares of common stock held by Daniel Family LP, of which Ms. Stahler is general partner, (iii) 100 shares of common stock held by Jamie Family LP, of which Ms. Stahler is general partner, (iv) 100 shares of common stock held by Lisi Family LP, of which Ms. Stahler is general partner and (iv) 400 shares in total held by Ms. Stahler as custodian for her niece and nephew, both minors.

3.
The shares beneficially owned by Ms. Renov do not include (i) 100 shares of common stock held by Ilan Ventures LLC, of which Ms. Renov is manager, (ii) 100 shares of common stock held by Renov Investments LLC, of which Ms. Renov is manager, and (iii) 1,100 shares of common stock in total held by Ms. Renov as custodian for 11 of her minor nieces and nephews.

4.	Does not include 200 shares of common stock held by Ms. Blisko, as custodian for her son Michael.

5.	Does not include a total of 1,000 shares of common stock held by Ms. Katz as custodian for her five children.

6.
Laya Perlysky, as general partner, has voting and dispositive power over the shares beneficially owned by LDP Family Partnership LP.  The number of shares beneficially owned by LDP Family Partnership does not include (i) 5,000 shares of common stock owned by Krovim LLC, of which Dov Perlysky, the husband of Laya Perlysky, is the managing member of the manager, (ii) 500 shares of common stock owned by Kinder Investments LP, of which Dov Perlysky is the managing member of the manager, (iii) 100 and 100 shares of common stock owned by Kanfei LLC and Sky Ventures LLC, respectively, of which Dov Perlysky is the managing member of the member, (iv) 100 shares of common stock owned by Dov Perlysky individually and (v) 100 shares of common stock owned by Ms. Perlysky individually.  Ms. Perlysky and LDP Family Partnership disclaim beneficial ownership of the shares held by Krovim LLC, Kanfei LLC, Sky Ventures LLC, Kinder Investments LP and Dov Perlysky.

7.	Does not include 200 shares of common stock held by Mr. Renov as custodian for his daughter Ilana.

8.
Dov Perlysky, the managing member of Nesher LLC, which is the manager of Kinder Investments LP, has sole voting and dispositive power over the shares beneficially owned by Kinder Investments.  The shares beneficially owned by Kinder Investments do not include (i) 5,000 shares of common stock held by Krovim LLC, of which Nesher LLC is the manager, (ii) 100 shares and 100 shares of common stock owned by Kanfei LLC and Sky Ventures LLC, respectively, of which Nesher LLC is the manager (iii) 1,800 shares of common stock held by LDP Family Partnership LP, of which Laya Perlysky, the wife of Dov Perlysky, is the general partner, (iv) 100 shares of common stock held by Laya Perlysky individually and (iv) 100 shares of common stock owned by Mr. Perlysky individually.  Mr. Perlysky, the managing member of Nesher LLC, which is the manager of Krovim LLC and the general partner of Kinder Investments, has sole voting and dispositive power over the shares beneficially owned by Krovim and Kinder Investments.  Mr. Perlysky and Kinder Investments disclaim beneficial ownership of the shares held by LDP Family Partnership and Laya Perlysky.

9.	Asher Levitsky, trustee of the Asher S. Levitsky PC Defined Benefit Plan, has voting and dispositive power over these shares.

10.
Esther Stahler, general partner of Daniel Family LP, has voting and dispositive power over the shares held by Daniel Family LP.  The shares beneficially owned by Daniel Family LP do not include (i) 6,000 shares of common stock held by Ms. Stahler individually, (ii) 100 shares of common stock held by David Family LP, of which Ms. Stahler is general partner, (iii) 100 shares of common stock held by Jamie Family LP, of which Ms. Stahler is general partner, (iv) 100 shares of common stock held by Lisi Family LP, of which Ms. Stahler is general partner or (iv) 400 shares in total held by Ms. Stahler as custodian for her niece and nephew, both minors.

11.
Esther Stahler, general partner of David Family LP, has voting and dispositive power over the shares held by David Family LP.  The shares beneficially owned by David Family LP do not include (i) 6,000 shares of common stock held by Ms. Stahler individually, (ii) 100 shares of common stock held by Daniel Family LP, of which Ms. Stahler is general partner, (iii) 100 shares of common stock held by Jamie Family LP, of which Ms. Stahler is general partner, (iv) 100 shares of common stock held by Lisi Family LP, of which Ms. Stahler is general partner or (iv) 400 shares in total held by Ms. Stahler as custodian for her niece and nephew, both minors.

12.
Ruki Renov, manager of Ilan Ventures LLC, has voting and dispositive power over the shares owned by Ilan Ventures.  The shares beneficially owned by Ilan Ventures do not include (i) 6,000 shares of common stock owned by Ms. Renov individually, (ii) 100 shares of common stock held by Renov Investments LLC, of which Ms. Renov is manager, and (iii) 1,100 shares of common stock in total held by Ms. Renov as custodian for 11 of her minor nieces and nephews.

13.
Esther Stahler, general partner of Jamie Family LP, has voting and dispositive power over the shares held by Jamie Family LP.  The shares beneficially owned by Jamie Family LP do not include (i) 6,000 shares of common stock held by Ms. Stahler individually, (ii) 100 shares of common stock held by Daniel Family LP, of which Ms. Stahler is general partner, (iii) 100 shares of common stock held by David Family LP, of which Ms. Stahler is general partner, (iv) 100 shares of common stock held by Lisi Family LP, of which Ms. Stahler is general partner or (iv) 400 shares in total held by Ms. Stahler as custodian for her niece and nephew, both minors.

14.
Dov Perlysky, the managing member of Nesher LLC, which is the manager of Kanfei LLC has sole voting and dispositive power over the shares beneficially owned by Kanfei LLC.  The shares beneficially owned by Kanfei LLC do not include (i) 5,000 shares of common stock held by Krovim LLC, of which Nesher LLC is the manager (ii) 500 shares of common stock owned by Kinder Investments LP of which Nesher LLC is the general partner (iii) 100 shares of common stock owned by Sky Ventures LLC of which Nesher LLC is the manager, (iv) 1,800 shares of common stock held by LDP Family Partnership LP, of which Laya Perlysky, the wife of Dov Perlysky, is the general partner, (v) 100 shares of common stock held by Laya Perlysky individually and (vi) 100 shares of common stock owned by Mr. Perlysky individually.  Mr. Perlysky and Kanfei LLC disclaim beneficial ownership of the shares held by LDP Family Partnership and Laya Perlysky

15.	Howard Spindel, senior vice-president of Jash Group Inc., has voting and dispositive power over these shares.

16.
Esther Stahler, general partner of Lisi Family LP, has voting and dispositive power over the shares held by Lisi Family LP.  The shares beneficially owned by Lisi Family LP do not include (i) 6,000 shares of common stock held by Ms. Stahler individually, (ii) 100 shares of common stock held by Daniel Family LP, of which Ms. Stahler is general partner, (iii) 100 shares of common stock held by Jamie Family LP, of which Ms. Stahler is general partner, (iv) 100 shares of common stock held by David Family LP, of which Ms. Stahler is general partner and (iv) 400 shares in total held by Ms. Stahler as custodian for her niece and nephew, both minors.

17.
The shares beneficially owned by Ms.  Perlysky do not include (i) 1,800 shares of common stock held by LDP Family Partnership LP, of which Ms. Perlysly is general partner, (ii) 5,000 shares of common stock owned by Krovim LLC, of which Dov Perlysky, the husband of Laya Perlysky, is the managing member of the manager, (iii) 500, 100 and 100 shares of common stock owned by Kinder Investments LP, Kanfei LLC and Sky Ventures LLC, respectively, of which Dov Perlysky is the managing member of the general partner or manager, and (iv) 100 shares of common stock owned by Dov Perlysky individually.  Ms. Perlysky and LDP Family Partnership disclaim beneficial ownership of the shares held by Krovim LLC, Kinder Investments LP, Kanfei LLC, Sky Ventures LLC and Dov Perlysky.

18.
The shares beneficially owned by Mr.  Perlysky do not include (i) 5,000 shares of common stock held by Krovim LLC, (ii) 1,800 shares of common stock held by LDP Family Partnership LP, of which Laya Perlysky, the wife of Dov Perlysky, is the general partner, (iii) 100 shares of common stock held by Laya Perlysky, (iv) 500 shares of common stock held by Kinder Investments LP, (v) 100 shares of common stock owned by Kanfei LLC and (vi) 100 shares of common stock owned by Sky Ventures LLC.  Mr. Perlysky, the managing member of Nesher LLC, which is the manager of Krovim LLC, Kanfei LLC, and Sky Ventures LLC and general partner of Kinder Investments LP, has sole voting and dispositive power over the shares beneficially owned by Krovim LLC, Kanfei LLC, Sky Ventures LLC and Kinder Investments.  Mr. Perlysky disclaims beneficial ownership of the shares held by LDP Family Partnership and Laya Perlysky.

19.
Ruki Renov, manager of Renov Investments LLC, has voting and dispositive power over the shares owned by Renov Investments.  The shares beneficially owned by Renov Investments do not include (i) 6,000 shares of common stock owned by Ms. Renov individually, (ii) 100 shares of common stock held by Ilan Ventures LLC, of which Ms. Renov is manager, and (iii) 1,100 shares of common stock in total held by Ms. Renov as custodian for 11 of her minor nieces and nephews.

20.
Dov Perlysky, the managing member of Nesher LLC, which is the manager of Sky Ventures LLC has sole voting and dispositive power over the shares beneficially owned by Sky Ventures LLC.  The shares beneficially owned by Sky Ventures LLC do not include (i) 5,000 shares of common stock held by Krovim LLC, of which Nesher LLC is the manager, (ii) 500 shares of common stock owned by Kinder Investments LP of which Nesher LLC is the general partner, (iii) 100 shares of common stock owned by Kanfei LLC of which Nesher LLC is the manager, (iv) 1,800 shares of common stock held by LDP Family Partnership LP, of which Laya Perlysky, the wife of Dov Perlysky, is the general partner, (v) 100 shares of common stock held by Laya Perlysky individually and (vi) 100 shares of common stock owned by Mr. Perlysky  individually.  Mr. Perlysky and Sky Ventures LLC disclaim beneficial ownership of the shares held by LDP Family Partnership and Laya Perlysky.

21.
David Selengut, the manager of TaurusMax LLC, which is the general partner of Sutton Partners LP, has sole voting and dispositive power over the shares beneficially owned by Sutton Partners.  The shares beneficially owned by Sutton Partners do not include 7,000 shares of common stock held by Venturetek LP.

22.
Dr. Terrence McGarty is the managing member of The Telmarc Group LLC and has sole voting and dispositive power over the shares owned by Telmarc Group.  The number of shares beneficially owned by Telmarc Group does not include 100 shares of common stock owned by Dr. McGarty's wife, Sarah McGarty.  Dr. McGarty and The Telmarc Group disclaim beneficial ownership of the shares held by Sarah McGarty.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions or by gift.  These sales may be made at fixed or negotiated prices.  The selling stockholders may sell their shares of common stock in the public market based on the market price at the time of sale or at negotiated prices.  Subject to the foregoing, the selling stockholders may use any one or more of the following methods when selling or otherwise transferring shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which a broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	sales to a broker-dealer as principal and the resale by the broker-dealer of the shares for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions, including gifts;

•	covering short sales made after the date of this prospectus;

•	pursuant to an arrangement or agreement with a broker-dealer to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•
any other method of sale permitted pursuant to applicable law.  The selling stockholders may also sell shares pursuant to Rule 144 or Rule 144A under the Securities Act, if available, rather than pursuant to this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other broker dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

A selling stockholder may from time to time pledge or grant a security interest in some or all of the shares or common stock owned by him and, if the selling stockholder defaults in the performance of the secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions which may in turn engage in short sales of our common stock in the course of hedging the positions they assume.  The selling stockholders may, after the date of this prospectus, also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge their common stock to broker-dealers that in turn may sell these securities.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In the event of a transfer by a selling stockholder of the common stock other than a transfer pursuant to this prospectus or Rule 144 of the SEC, we may be required to amend or supplement this prospectus in order to name the transferee as a selling stockholder.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

Because the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act.  Federal securities laws, including Regulation M, may restrict the timing of purchases and sales of our common stock by the selling stockholders and any other persons who are involved in the distribution of the shares of common stock pursuant to this prospectus.  To our knowledge, none of the selling stockholders have an agreement or understanding with any broker-dealer with respect to the sale of their shares.

None of our selling shareholders are broker-dealers.  Other than Steven Sherman, Jane Sherman, Jay Greenbaum, Pamela Greenbaum, Alyssa Cohen, Robert Millstone, Shayna Millstone and Shayna Millstone as custodian for Alexander Millstone, Aliza Millstone, Eliana Millstone and Michael Millstone, none of our selling stockholders are affiliates of broker-dealers.  Selling stockholders who are broker-dealers or affiliates of broker-dealers will be deemed underwriters in connection with their sales.  The selling stockholders who are affiliates and employees of broker-dealers purchased their shares in the ordinary course and, at the time of purchasing the securities they had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

We are required to pay all fees and expenses incident to the registration of the shares.

MARKET FOR COMMON STOCK

Our common stock was admitted for quotation on the OTCBB on October 24, 2008.  The following table sets forth for the periods indicated the range of high and low bid information per share of the common stock on the OTCBB.

	High	Low
2008 Fourth Quarter (beginning October 24, 2008)	$1.50	$0.50
2009 First Quarter	No high or low bids quoted	No high or low bids quoted
2009 Second Quarter	$0.90	$0
2009 Third Quarter	$1.15	$0
2009 Fourth Quarter	$2.00	$0

On March 25, 2010 the closing bid and asked prices for our common stock on OTCBB were $2.00 and $10.00.

As of March 30, 2010 we had approximately 118 stockholders of record.  At that date, we had 163,000 shares of common stock outstanding, of which 62,000 shares were held by the selling stockholders for sale pursuant to this prospectus.  The remaining shares are "restricted" and may only be sold pursuant to a registration statement or an exemption from registration such as Rule 144. Warrants to purchase 969,000 shares of common stock were outstanding as of March 30, 2010.  The holders of all of such warrants have registration rights with respect to the underlying shares of common stock.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our results of operations and financial condition should be read in conjunction with our financial statements and the related notes appearing elsewhere in this prospectus.  The following discussion includes forward-looking statements.  For a discussion of important factors that could cause actual results to differ from results discussed in the forward-looking statements, see "Forward Looking Statements."

Overview

Chocolate Candy Creations, Inc.

We were formed as a Delaware corporation on November 1, 2006 to manufacture and sell specialized chocolate, other candy, cookie and cake products.  During the years ended December 31, 2009 and December 31, 2008 respectively, we generated $6,578 and $8,351 of revenue from operations, and had a net loss of ($37,638) and ($45,416), respectively  Alyssa Cohen, our president, and chief executive officer, is our only employee.  We conduct business under the name "Smiles On Chocolate".

We manufacture and sell specialty promotional chocolate, other candy, cookie and cake products on which color images are printed using a portable computer system (the "System") we purchased from its manufacturer, CPC for $44,536.  The System incorporates certain patented technologies and proprietary software owned by CPC and was purchased from CPC in April 2007 for cash of $39,536 and 5,000 shares of our common stock valued at $1.00 per share representing the difference between the cash paid and the purchase price of the System.  We sell our products for consumption at events such as parties, weddings, business conferences, Bar and Bat Mitzvahs and charity events.  These customized products include specialized chocolate products such as lollipops, portraits, CD's, trading cards and business cards.

We believe that our business can grow in two ways.  The first would be to expand internally by hiring more employees, purchasing or leasing additional Systems, offering additional product lines and selling additional products.  The second would be through acquisitions or mergers with other entities in our or other businesses.

Our address is 130 Shore Road, Suite 238, Port Washington, New York 11050, telephone (516) 238-5535, fax (516) 706-4345.

We do not believe that our business is seasonal although we may experience greater sales around the time of major holidays such as Easter, Thanksgiving and Christmas.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with generally accepted accounting principles ("GAAP") in the United States.  We believe the following are the critical accounting policies that impact the financial statements, some of which are based on management's best estimate as available at the time of preparation.  Actual experience may differ from these estimates.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from these estimates.  Significant estimates made by us include the valuation of the deferred tax asset allowance and the allowance for doubtful accounts.

Fair Value of Financial Instruments

The amounts at which current assets and current liabilities are presented by us approximate their fair value due to their short-term nature.

Revenue Recognition

We recognize revenue from the sales of our products when an order is completed and the product is shipped, at which time the price of the products is fixed or determinable, and the probability of collection is reasonably assured, net of allowances, if any.

Accounts Receivable

Accounts receivable are recorded at their estimated realizable value.  An allowance for doubtful accounts is estimated by us through evaluation of significant past due accounts.  Accounts are deemed past due when payment has not been received within the stated time period.  Our policy is to review individual past due amounts periodically and write off amounts for which all collection efforts are deemed to have been exhausted.  As of December 31, 2009 and 2008, no allowance was deemed necessary.

Income Taxes

We follow the provisions of Statement of Financial Accounting Standards Board Accounting for Income Taxes which requires the use of the liability method of accounting for income taxes.  The liability method measures deferred income taxes by applying enacted statutory rates in effect at the balance sheet date to the differences between the tax basis of assets and liabilities and their reported amounts on the financial statements.  The resulting deferred assets or liabilities are adjusted to reflect changes in tax laws as they occur.  A valuation allowance is provided when it is more likely than not that a deferred tax asset will not be realized.

On January 1, 2007, the Company adopted the pronouncement issued by Financial Accounting Standards Board ("FASB") with respect to Accounting for Uncertainty in Income Taxes, which clarified the accounting and disclosures for uncertain tax positions related to income taxes recognized in the financial statements and addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements.  The Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained upon examination by the taxing authorities based on the technical merits of the tax position.

As of December 31, 2009 and 2008, the Company did not have any unrecognized tax benefits.  The Company's policy is to recognize interest and/or penalties related to income tax matters in income tax expense. As of December 31, 2009 and 2008, the Company had no accrued  interest or penalties.  The Company currently has no federal or state tax examinations in progress nor has it had any federal or state tax examinations since its inception.  In accordance with these statutes, all of its tax years are subject to federal and state tax examination.

Recent Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board ("FASB") issued the FASB Accounting Standards Codification (Codification") as the single source of authoritative non-governmental U.S. GAAP which was launched on July 1, 2009.  The Codification is a new structure which takes accounting pronouncements and organizes them by approximately ninety accounting topics.  The Codification is now the single source of authoritative U.S. GAAP.  All guidance included in the Codification is now considered authoritative, even guidance that comes from what is currently deemed to be a non-authoritative section of a standard.  Upon the Codification's effective date, all non-grandfathered, non-SEC accounting literature not included in the Codification has become non-authoritative.  The Codification's effective date for interim and annual periods was September 15, 2009.  The Codification is for disclosure only and has not impacted the Company's financial condition or results of operations.  The Company has adopted the Codification, and reflects such adoption throughout this filing.

Management does not believe that any recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

Results of Operations

The following table sets forth our statements of operations for the years ended December 31, 2009 and December 31, 2008:

	Year Ended December 31, 2009	Year Ended December 31, 2008
Sales	$6,578	$8,351
Raw Materials Cost	1,609	2,326
Other income	68	913
Selling, general and administrative costs	33,767	43,446
Depreciation	8,908	8,908
Loss before income tax benefit	(37,638)	(45,416)
Income tax benefit	-0-	-0-
Net loss	$(37,638)	$(45,416)

Year ended December 31, 2009 and the Year Ended December 31, 2008.

Sales.  Sales for 2009 decreased $1,773 (21.2%) over 2008.  The decrease in revenue is attributable to the fact that the Company had fewer orders from customers in 2009 than 2008.

Raw Materials Cost.  Raw materials cost was $1,609 in 2009 compared to $2,326 in 2008 due to decreased sales.

Selling, General and Administrative Expenses.  Our selling, general and administrative expenses were $33,767 in 2009, compared to $43,446 in 2008, due to (i) lower  accounting and compensation expenses and (ii) no costs in 2009 associated with printing costs.

No income tax benefit has been reflected in either period as management has determined that it is more likely than not that the net operating loss will be utilized in the future and, accordingly, the deferred tax asset of $27,585 as of December 31, 2009 has been fully reserved.

Net Loss.  As a result of foregoing, our net loss decreased to ($37,638) or ($0.23) per share (basic and diluted), for the year ended December 31, 2009, as compared with a net loss of ($45,416) or ($0.28) per share (basic and diluted), for the year ended December 31, 2008.

Inflation has not had a material impact on our sales or net loss during the years ended December 31, 2009 and December 31, 2008.

Liquidity and Capital Resources

Liquidity is a measure of our ability to meet potential cash requirements, including planned capital expenditures.  At December 31, 2009, we had working capital of $12,820 compared to working capital of $41,550 at December 31, 2008.  This decrease is a result of our net loss for the year ended December 31, 2009.

We raised gross proceeds of $62,000 from the sale of shares of common stock in December, 2007.  A portion was used to pay legal fees and the balance has been and will be used for working capital purposes.

One of our shareholders has agreed to lend us, from time to time, up to a maximum of $25,000 outstanding at any one time, upon our written request to the shareholder (the “Shareholder Agreement”).  As of March 30, 2010, no funds have been borrowed pursuant to the Shareholder Agreement.

Management believes that based on current levels of operations, the Shareholder Agreement and anticipated growth we have enough cash to meet our anticipated cash requirements for approximately the next 12 months.

While uncertainties relating to competition exist in our business, management is not aware of any trends or events likely to have a material adverse effect on liquidity or its financial statements.  To the extent that these factors result in a decline in our revenue, our liquidity may be affected.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenue or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

BUSINESS

General

We were formed on November 1, 2006 to manufacture and sell specialized chocolate, other candy, cookie and cake products.  As of December 31, 2009 and December 31, 2008, respectively, we generated $6,578 and $8,351 of revenue from operations, and had a net loss of ($37,638) and ($45,416), respectively.  Alyssa Cohen, our president and chief executive officer, is our only employee.  We conduct business under the name "Smiles On Chocolate".

We manufacture and sell specialty promotional chocolate, other candy, cookie and cake products on which color images are printed using a portable computer system (the "System") that we purchased from its manufacturer, Chocolate Printing Company, Inc. ("CPC").  The System incorporates certain patented technologies and proprietary software owned by CPC and was purchased from CPC in April 2007 for cash of $39,536 and 5,000 shares of our common stock valued at $1.00 per share.  We sell our products for consumption at events such as parties, weddings, business conferences, Bar and Bat Mitzvahs, and charity events.  These customized products include specialized chocolate products such as lollipops, portraits, CD's, trading cards and business cards.  The System is portable which allows us to produce and sell our products at “live” events such as parties and weddings.

Growth Strategy

We believe that our business can grow in two ways.  The first would be to expand internally by hiring more employees selling additional products and introducing additional product lines.  The second would be through acquisitions or mergers with other entities in its or other businesses.

Marketing

We intend to develop a marketing team which we believe will be crucial to our future growth and success.  We intend to participate in trade shows.  In addition, we may make presentations at seminars and advertise our services in the print or other media to improve our visibility.  We maintain a website at www.SmilesOnChocolate.com which provides information about our products and allows customers to order products online.

Competition

We engage in a highly competitive and fragmented industry including manufacturers and distributors of specialized confectionary chocolate and baked goods products.  Almost all of our competitors are, on an overall basis, larger than us or are subsidiaries of larger companies, and therefore may possess greater resources than us.  There is relative ease of market entry for a new entrant possessing acceptable professional qualifications.  Accordingly, we compete with regional, national, and international firms, including other purchasers of Systems.

Competition for our service is based primarily on reputation, track record, experience, quality of service and price.

Properties

We have no properties and at this time have no agreements to acquire or lease any properties.  We currently use the offices and manufacturing space provided to us by management at no cost.  The amount of such space used by us is insignificant.  Management has agreed to continue this arrangement until we require larger space.  Management believes that office space will be available at reasonable rents when such space is needed.

Intellectual Property Rights

We have no proprietary software or products, although we have nonexclusive rights to use the Technologies incorporated in the System.

Personnel

We currently employ one individual, Alyssa Cohen, our President.  We also from time to time use independent sales contractors to assist our President.

Legal Proceedings

We are not presently party to any material legal proceeding nor are we aware of any material pending or potential legal proceeding which may be initiated against us.

Selection of Business Opportunities

We anticipate that in the event that we elect to seek a business opportunity, such as a merger or acquisition, the selection of a business opportunity in which to participate will be complex and extremely risky. Management believes (but has not conducted any research to confirm) that being a public corporation will help us find an acquisition candidate for the following reasons; facilitate and improve the terms on which additional equity financing may be sought, provide incentive stock options or similar benefits to key employees, increase the opportunity to use securities for acquisitions, provide liquidity for shareholders, and other factors.  Management anticipates that business opportunities may be available in many different industries, both within and without the specialized candy industry and at various stages of development, all of which make the task of comparative investigation and analysis of such business opportunities difficult and complex.

We will have limited capital with which to provide the owners of business entities with any cash or other assets which may be attractive.  Management has not conducted market research and is not aware of statistical data to support the perceived benefits of a business combination for the owners of a target company.

The analysis of new business opportunities will be undertaken by, or under the supervision of, our officers and directors, who are not professional business analysts.  In analyzing prospective business opportunities, management may consider such matters as the available technical, financial and managerial resources; working capital and other financial requirements;  history of operations, if any; prospects for the future; nature of present and expected competition; the quality and experience of management services which may be available and the depth of that management; specific risk factors not now foreseeable but which then may be anticipated to impact the proposed activities of the company after the business combination; the potential for growth or expansion; the potential for profit; the perceived public recognition or acceptance of products, services, or trades; name identification; and other relevant factors.

We may acquire a venture which is in its preliminary or development stage, which is already in operation, or in any stage of its business life.  It is impossible to predict at this time the status of any business in which we may become engaged, in that such business may need to seek additional capital, may desire to have its shares publicly traded, or may seek other perceived advantages which we may offer.

With respect to negotiations with a target company, management expects to focus on the percentage of the company which target company shareholders would acquire in exchange for their shareholdings in the target company.  Any merger or acquisition effected by us can be expected to have a significant dilutive effect on the percentage of shares held by our shareholders at such time.

MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information with respect to our directors and executive officers.

Name	Age	Position
Alyssa Cohen	44	President, Chief Financial Officer, Secretary and Director

Ms. Cohen, 44, has over 20 years of marketing, sales and advertising experience.  Since 1996 and until the founding of the Company, Ms. Cohen worked part-time designing and selling her own line of customized gourmet candy and chocolate gift baskets.  From 1991 to 1996 she worked as a Print Production Manager at GHBM Advertising, a pharmaceutical advertising company.  From 1989 to 1991 Ms. Cohen worked at Chapman Direct, a direct marketing advertising firm, where she was an Assistant Print Production Manager.  She worked as an Event Planner at Direct Marketing Association from 1987 to 1989.  Ms. Cohen has a B.A. degree in Sociology and Business from the State University of New York at Albany.

None of our directors or executive officers has been, during the past ten years:
(i)           involved in any bankruptcy petition filed by or against such person or any business of which such person was a general partner or executive officer, either at the time of the bankruptcy or within two years prior to that time;
(ii)           convicted of any criminal proceeding or subject to a pending criminal proceeding (excluding traffic violations and other minor offences);
(iii)           subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoined, barred, suspended or otherwise limited from involvement in any type of business, securities, futures, commodities or banking activities;
(iv)           found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission (the “Commission”) or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;
(v)           found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reverse, suspended, or vacated;
(vii)           subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, related to an alleged violation of securities or commodities law or regulation; any law or regulation respecting financial institutions or insurance companies; or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or
(viii)           the subject of, or a party to, any sanction or order, not subsequently reversed, suspending or vacated, of any self-regulatory any registered entity of the Commodity Exchange Act or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Executive Compensation

Summary Compensation Table

The following Summary Compensation Table sets for the total compensation paid or accrued for the fiscal year ended December 31, 2009 and 2008 for Alyssa Cohen, our chief executive officer.  Other than our Ms. Cohen, we have no officers.

Name And Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Non- Qualified Deferred Compensation Earning	All Other Compensation	Total
Alyssa Cohen Chief Executive Officer	2009 2008	$2,472 $3,005	0 0	0 0	0 0	0 0	0 0	0 0	$2,472 $3,005

Pursuant to an amended employment agreement dated as of June 16, 2008 between Ms. Cohen and us (the "Employment Agreement"), Ms. Cohen is paid (i) fifty (50%) percent of our "gross margin", as defined in the Employment Agreement, less (ii) any commissions or finder's fees paid by us or any compensation paid by us to any of our sales employees or independent contractors.  During the year ended December 31, 2009 and December 31, 2008, Ms. Cohen earned $2,472 and $3,005, respectively under her Employment Agreement.  In addition, in the event Ms. Cohen first identifies an acquisition or merger candidate for us, we will pay her a bonus upon the closing of the acquisition or merger.

Compensation Plans

We do not have any stock option or compensation plans and have never issued any stock-based compensation.  No stock options or restricted stock grants have been issued through the date of this Registration Statement.

Compensation of Directors

Directors do not receive any direct or indirect compensation for serving in such capacity.  We will reimburse directors for all reasonable costs and expenses incurred in connection with attending or participating in meetings of the Board.

Committees of the Board

The Board does not have an audit, nominating or compensation committee.  The selection of nominees for the Board of Directors is made by the entire Board of Directors.  Compensation of management is determined by the entire Board of Directors.  Our sole Director is not independent.

We expect that at such time as the business grows we will formulate appropriate committees of the board.

PRINCIPAL STOCKHOLDERS

The following table provides information as to shares of common stock beneficially owned as of March 30, 2010 by:

•	each director;

•	each officer named in the summary compensation table;

•	each person owning of record or known by us, based on information provided to us by the persons named below, to own beneficially at least 5% of our common stock; and

•	all directors and executive officers as a group.

Name	Shares of Common Stock Beneficially Owned	Percentage (1)

Alyssa Cohen	50,000	30.7%

All officers and directors as a group (1 person)	50,000	30.7%

(1)	Based upon 163,000 shares outstanding as of March 30, 2010.

Except as otherwise indicated each person has the sole power to vote and dispose of all shares of common stock listed opposite his name.  Each person is deemed to own beneficially shares of common stock which are issuable upon exercise or conversion of currently convertible securities.  Currently convertible securities are warrants or options or convertible securities which are exercisable or convertible within 60 days of March 30, 2010.  The beneficial ownership of each person named is determined in accordance with the rules of the Securities and Exchange Commission under the Securities Exchange Act of 1934. Under these rules, a person is deemed to beneficially own the total number of shares of common stock which he or she owns plus the number of shares of common stock which are issuable upon exercise of currently exercisable securities.  The percentage ownership of each person is the percentage that the number of shares beneficially owned by that person bears to the sum of (a) the outstanding common stock plus (b) the shares of common stock issuable upon exercise or conversion of those currently convertible securities that are owned by that stockholder.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We use office and manufacturing space provided to us by our President, Alyssa Cohen, at no cost to us.  The amount of such space used by us is insignificant.

DESCRIPTION OF CAPITAL STOCK

Our authorized capitalization consists of 1,000,000 shares of preferred stock, par value $.0001 per share, and 4,000,000 shares of common stock, par value $.0001 per share.  As of March 30, 2010, 163,000 shares of common stock were outstanding.  Our outstanding common stock is held by approximately 118 stockholders of record.

Common Stock

Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and are entitled to share in such dividends as the board of directors, in its discretion, may declare from funds legally available.  In the event of liquidation, each outstanding share entitles its holder to participate ratably in the assets remaining after payment of liabilities.

Our directors are elected by a plurality vote.  Because holders of common stock do not have cumulative voting rights, holders or a single holder of more than 50% of the outstanding shares of common stock present and voting at an annual stockholders meeting at which a quorum is present can elect all of our directors.  Our stockholders have no preemptive or other rights to subscribe for or purchase additional shares of any class of stock or of any other securities. All outstanding shares of common stock are, and those issuable upon conversion of the preferred stock and exercise of the warrants will be, upon such conversion or exercise, validly issued, fully paid, and non-assessable.

The Company is in the process of hiring a transfer agent for our common stock.

Preferred Stock

The board of directors is authorized to issue up to 1,000,000 shares of preferred stock which may be issued in series from time to time with such designations, rights, preferences and limitations as the Board of Directors may declare by resolution.  To date no shares of preferred stock have been issued.

The rights, preferences and limitations of separate series of preferred stock may differ with respect to such matters as may be determined by the board of directors, including, without limitation, the rate of dividends, method and nature of payment of dividends, terms of redemption, amounts payable on liquidation, sinking fund provisions (if any), conversion rights (if any) and voting rights.  The potential exists, therefore, that additional shares of preferred stock might be issued which would grant dividend preferences and liquidation preferences to preferred stockholders over common stockholders. Unless the nature of a particular transaction and applicable statute require such approval, the board of directors has the authority to issue shares of preferred stock without stockholder approval.  The issuance of preferred stock may have the effect of delaying or preventing a change in control without any further action by stockholders.

Warrants

As of March 30, 2010 warrants to purchase 969,000 shares of common stock at an exercise price of $0.05 per share were outstanding.  The holders thereof have cashless exercise rights.  These warrants are exercisable until November 6, 2016, provided that the warrants are not exercisable prior to November 6, 2011 unless there is a "Change in Control" (as defined in the warrants), in which event the warrants will be exercisable at any time after seventy (70) days following such Change in Control and until November 6, 2016.

Delaware Law Provisions

Our certificate of incorporation contains certain provisions permitted under Delaware General Corporation Law relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances where such liability may not be eliminated under applicable law.  Further, our certificate of incorporation contains provisions to indemnify our directors and officers to the fullest extent permitted by Delaware General Corporation Law.

Penny-Stock Rules

The SEC has adopted regulations which generally define a "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share, subject to certain exceptions, and is not listed on a registered stock exchange or the FINRA Stock Market (although the $5.00 per share requirement may apply to FINRA listed securities) or has net tangible assets in excess of $2,000,000, if the issuer has been in continuous operation for at least three years, or $5,000,000, if the issuer has been in continuous operation for less than three years; or has average revenue of at least $6,000,000 for the last three years.

As a result, our common stock is subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse).  For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase.  Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market.  The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market.  Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.  Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell our securities and may affect your ability to sell our securities in the secondary market and the price at which you can sell our common stock.

According to the SEC, the market for penny stocks has suffered in recent years from patterns of fraud and abuse.  Such patterns include:

•	Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

•	Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

•	"Boiler room" practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

•	Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

•
The  wholesale  dumping of the same  securities  by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

Purchasers of penny stocks may have certain legal remedies available to them in the event the obligations of the broker-dealer from whom the penny stock was purchased violates or fails to comply with the above obligations or in the event that other state or federal securities laws are violated in connection with the purchase and sale of such securities.  Such rights include the right to rescind the purchase of such securities and recover the purchase price paid for them.

Because our stock is a "penny stock" we do not have the safe harbor protection under federal securities laws with respect to forward-looking statement.

EXPERTS

The financial statements as of December 31, 2009 and December 31, 2008 and for the years ended December 31, 2009 and December 31, 2008 included in this prospectus to the extent and for the periods indicated in its report, have been audited by Raich Ende Malter & Co. LLP, independent registered public accountants, and are included herein in reliance upon the authority of such firm as an expert in accounting and auditing in giving such report.

LEGAL MATTERS

The validity of the shares of common stock offered through this prospectus has been passed on by Ellenoff Grossman & Schole LLP.  David Selengut, a member of such firm, beneficially owns 7,100 shares of our Common Stock and an entity, whose managing member of its general partner is Mr. Selengut, has agreed to lend the Company, from time to time, up to a maximum of $25,000.

MORE INFORMATION

Our common stock is registered under the Securities Exchange Act of 1934, as amended, and we file annual, quarterly and periodic reports, proxy statements and other information with the Securities and Exchange Commission using the Commission's EDGAR system.  You may inspect these documents and copy information from them at the Commission's public reference room at 100 F Street, NE, Washington, D.C.  20549.  You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.  The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.  The address of such site is http://www.sec.gov.

We have filed a registration statement with the Commission relating to the offering of the shares.  The registration statement contains information which is not included in this prospectus.  You may inspect or copy the registration statement at the Commission's public reference facilities or its website.

You should rely only on the information contained in this prospectus.  We have not authorized any person to provide you with any information that is different.

CHOCOLATE CANDY CREATIONS, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Chocolate Candy Creations, Inc.
Port Washington, New York

We have audited the accompanying balance sheets of Chocolate Candy Creations, Inc. as of December 31, 2009 and 2008, and the related statements of operations, changes in stockholders' equity and cash flows for the years ended December 31, 2009 and December 31, 2008.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing auditing procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Chocolate Candy Creations, Inc. as of December 31, 2009 and 2008, and the results of its operations and its cash flows for the years ended December 31, 2009 and December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.

/s/ Raich Ende Malter & Co. LLP
_________________________________
    Raich Ende Malter & Co. LLP
    New York, New York
    March 18, 2010

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS

Chocolate Candy Creations, Inc.
Balance Sheets

	As of December 31,
	2009	2008
ASSETS:
Current assets
Cash	$18,649	$47,440
Inventory	725	1,616
Prepaid Expenses	0	463
Total current assets	19,374	49,519

LONG TERM ASSETS:
Equipment	44,536	44,536
Less: Accumulated Depreciation	(24,497)	(15,589)

Equipment net of accumulated Depreciation	20,039	28,947
Total assets	$39,413	$78,466

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities
Accrued liabilities	$6,554	$7,969

Stockholders' equity:
Preferred Stock, $0.0001 par value; authorized 1,000,000 shares; issued none	--	--

Common Stock, $0.0001 par value; authorized 4,000,000 shares; issued and outstanding, 163,000 shares as of December 31, 2009 and as of December 31, 2008	16	16

Additional paid-in capital	132,984	132,984
Accumulated Deficit	(100,141)	(62,503)

Total stockholders' equity	32,859	70,497

Total liabilities and stockholders' equity	$39,413	$78,466

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS

Chocolate Candy Creations, Inc.
Statements of Operations

	For the Year Ended December 31, 2009	For the Year Ended December 31, 2008

Sales	$6,578	$8,351

Raw Materials Cost	1,609	2,326

General & Administrative Expenses	33,767	43,446

Depreciation	8,908	8,908

Total Cost and Expenses	44,284	54,680

Operating (Loss)	(37,706)	(46,329)

Other Income	68	913

Net (Loss)	$(37,638)	$(45,416)

Loss per common share Basic and Diluted	$(0.23)	$(0.28)

Weighted average number of common shares outstanding – basic and diluted	163,000	163,000

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS

Chocolate Candy Creations, Inc.
Statements of Changes in Stockholders’ Equity

	Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount

Balance - January 1, 2008	-	$-	163,000	$16	$132,984	$(17,087)	$115,913

Net (Loss)						(45,416)	(45,416)

Balance – December 31, 2008	--	$-	163,000	$16	132,984	(62,503)	70,497

Net (Loss)						(37,638)	(37,638)

Balance – December 31, 2009	-	$-	163,000	$16	$132,984	$(100,141)	$32,859

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS

Chocolate Candy Creations, Inc.
Statements of Cash Flows

	For the Year ended December 31, 2009	For the Year Ended December 31, 2008

CASH FLOWS FROM OPERATING ACTIVITIES:

Net Loss	$(37,638)	$(45,416)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation	8,908	8,908
Changes in asset and liability balances:
Inventory	891	1,348
Prepaid Expenses	463	1,037
Accrued Liabilities	(1,415)	4,778

NET CASH (USED IN) OPERATING ACTIVITIES	(28,791)	(29,345)

NET DECREASE IN CASH	(28,791)	(29,345)

CASH - -beginning of year	47,440	76,785

CASH – end of year	$18,649	$47,440

SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION:

Cash paid during the period for

Interest	$0	$0

Taxes	$0	$0

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS

CHOCOLATE CANDY CREATIONS, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2009

NOTE A - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Chocolate Candy Creations, Inc. (the “Company") was organized under the laws of the State of Delaware on November 1, 2006 to manufacture and sell specialized chocolates, other candy, cookie and cake products.  The Company conducts business under the name "Smiles on Chocolate."  The Company began selling its products in 2007. The Company's customers are currently located in New York.

Use of Estimates

The  preparation of financial statements in conformity with generally accepted accounting principles requires  management  to  make  estimates and assumptions  that  affect the  reported amounts of assets and  liabilities  and disclosure of  contingent  assets and  liabilities  at the date of the financial statements  and the  reported  amounts  of  revenues  and  expenses  during the reporting period. Actual results could differ from these estimates.  Significant estimates made by management include the valuation of the deferred tax asset allowance, the depreciable life and residual value of its chocolate printing machine system and the consideration of going concern issues.  At December 31, 2009 the Company has approximately $13,000 in working capital, which when combined with a stockholder's $25,000 loan commitment obtained on March 15, 2010, will be adequate to fund operations for the next twelve months.

Fair Value of Financial Instruments

On January 1, 2008, the Company adopted the accounting pronouncements with respect to fair value measurements.  The amounts at which current assets and current liabilities are presented approximate fair value due to their short-term nature.

Cash and Cash Equivalents

Cash equivalents are comprised of certain highly liquid investments with maturity of three months or less when purchased.  We maintain our cash in bank deposit accounts, which at times may exceed federally insured limits. We have not experienced any losses to date as a result of this policy.

Revenue Recognition

The Company recognizes sales revenue from product orders when the order is completed and the product is shipped to the customer at which time the price is fixed and determinable and the probability of collection is reasonably assured, net of allowances, if any.  Cash received from clients in advance of the completion of an order is recorded as a deposit.

Accounts Receivable

We provide an allowance for doubtful accounts determined primarily through specific identification and evaluation of significant past due accounts, supplemented by an estimate applied to the remaining balance of past due accounts.  As of December 31, 2009 and 2008, no allowance was deemed necessary.

Inventory

Inventory primarily is stated at the lower of cost (first-in, first-out method) or market.  Inventory consists of blank chocolate lollipops, other candy items, and packaging materials.

Property and Equipment

We record our equipment at historical cost.  We expense maintenance and repairs as incurred.  Depreciation is provided for by the straight-line method over five years, the estimated useful lives of the property and equipment.

Income Taxes

The Company follows the provisions of the Financial Accounting Standards Board with respect to Accounting for Income Taxes which requires the use of the liability method of accounting for income taxes.  The liability method measures deferred income taxes by applying enacted statutory rates in effect at the balance sheet date to the differences between the tax basis of assets and liabilities and their reported amounts on the financial statements.  The resulting deferred tax assets or liabilities are adjusted to reflect changes in tax laws as they occur.  A valuation allowance is provided when it is more likely than not that a deferred tax asset will not be realized.

On January 1, 2007, the Company adopted the pronouncement issued by Financial Accounting Standards Board ("FASB") with respect to Accounting for Uncertainty in Income Taxes, which clarified the accounting and disclosures for uncertain tax positions related to income taxes recognized in the financial statements and addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements.  The Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained upon examination by the taxing authorities based on the technical merits of the tax position.  As of December 31, 2009 and 2008, the Company did not have any unrecognized tax benefits.  The Company's policy is to recognize interest and/or penalties related to income tax matters in income tax expense. As of December 31, 2009 and 2008, the Company had no accrued interest or penalties.  The Company currently has no federal or state tax examination in progress nor has it had any federal or state tax examinations since its inception.  In accordance with statutes, all of its tax years are subject to federal and state tax examination.

Loss Per Common Share

Basic EPS is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period.  Diluted EPS includes the dilution of common stock equivalents, and is computed similarly to fully diluted EPS.

Basic loss per common share is calculated by dividing net loss by the weighted average number of shares of common stock outstanding.  Stock warrants have not been included in the calculation of diluted loss per share, as the effect would have been antidilutive in 2009 and 2008.  Accordingly, basic and dilutive loss per share are the same for the Company.

	For the Year Ended December 31, 2009	For the Year Ended December 31, 2008
Loss Per Share
Basic and diluted	$(0.23)	$(0.28)

Recent Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board ("FASB") issued the FASB Accounting Standards Codification (("Codification") as the single source of authoritative non-governmental U.S. GAAP which was launched on July 1, 2009.  The Codification is a new structure which takes accounting pronouncements and organizes them by approximately ninety accounting topics.  The Codification is now the single source of authoritative U.S. GAAP.  All guidance included in the Codification is now considered authoritative, even guidance that comes from what is currently deemed to be a non-authoritative section of a standard.  Upon the Codification's effective date, all non-grandfathered, non-SEC accounting literature not included in the Codification has become non-authoritative.  The Codification's effective date for interim and annual periods was September 15, 2009.  The Codification is for disclosure only and has not impacted the Company's financial condition or results of operations.  The Company has adopted the Codification, and reflects such adoption throughout this filing.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

NOTE B - PROPERTY, PLANT AND EQUIPMENT

On April 1, 2007 the Company placed its chocolate printing machine system in service and began to depreciate it over a 60 month period on a straight line basis with no assumed residual value.

NOTE C - INCOME TAXES

Deferred tax assets and liabilities are determined using enacted tax rates for the effects of net operating losses and temporary differences between the book and tax bases of assets and liabilities.  Certain judgments are made relating to recoverability of deferred tax assets, uses of tax loss carry forwards, level of expected taxable income and available tax planning strategies.  At December 31, 2009, the Company had net operating loss carryforwards of $100,141 available to reduce future taxable income expiring through 2029.  Management has  determined that it is more likely than not that the net  operating loss carryforwards will not be realized in the future and, accordingly, the deferred tax asset of $27,585 has been fully reserved as of December 31, 2009. A reconciliation of the statutory income tax effective rate to the actual provision shown in the financial statements is as follows:

	For the Year ended December 31, 2009	Percent	For the Year ended December 31, 2008	Percent

(Loss) before income taxes	$(37,638)		$(45,416)

Computed tax benefit at statutory rate:
Federal	$(12,797)	(34)%	$(15,441)	(34%)
State, Net of Federal Tax Effect	(1,995)	(5.3)%	(2,407)	(5.3%)
Surtax Exemption	6,587	17.5%	7,300	16.1%
Net Operating Loss Valuation allowance	8,205	21.8%	10,548	23.2%

Total tax benefit	$--	--%	$--	--%

NOTE D - CAPITAL TRANSACTIONS

The Company is authorized to issue 4,000,000 shares of $0.0001 par value common stock.

On November 1, 2006, the Company issued to its founders 91,000 shares of common stock and warrants to purchase 909,000 shares of common stock at $0.05 per share in exchange for a total of $1,000.  On December 19, 2006, 5,000 shares of Common Stock and warrants to purchase 60,000 shares of common stock at $0.05 per share were sold for a total of $65,000.  On December 20, 2006 the Company issued 5,000 shares of common stock as partial consideration for the purchase of its chocolate printing machine system, which shares were valued at $1.00 per share.  The holders of the warrants have cashless exercise rights.  These warrants are exercisable until November 6, 2016, provided that the warrants are not exercisable prior to November 6, 2009 unless there is a "Change in Control" (as defined in the warrants) in the Company, in which event the warrants will be exercisable at any time after seventy (70) days following such Change in Control and until November 6, 2016.

On December 28, 2007, the Company completed a private placement of 62,000 shares of common stock at $1.00 per share.

The Company is authorized to issue 1,000,000 shares of $0.0001 par value preferred stock with designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors of the Company.  No shares have been issued.

On August 24, 2009, the Company and the holders of the Company's outstanding warrants agreed to amend the warrants.  This amendment applied to all of the outstanding warrants of the Company.  The amendment modified the "Exercise Period" (as defined in the warrants) to provide that they may not be exercised until November 6, 2011 unless prior thereto a "change in control" (as defined in the warrants) has occurred.  In total, the amendment applies to an aggregate of 969,000 warrants.

The following table summarizes information on all warrants issued by us for the periods ended December 31, 2009 and 2008.

	December 31, 2009		December 31, 2008
	Number	Weighted Average Exercise Price	Number	Weighted Average Exercise Price
Outstanding , beginning of the year	969,000	$0.05	969,000	$0.05
Granted	--	--	--	--

Outstanding, end of the year	969,000	$0.05	969,000	$0.05

Exercisable, end of year	--	$--	--	$--

The number and weighted average exercise prices of all and warrants outstanding as of December 31, 2009 is as follows:

Exercise Price	Remaining Number of Warrant Shares Outstanding	Weighted Average Contractual Life (Years)	Weighted Average Exercise Price

$0.05	969,000	6.86	$0.05

	969,000	6.86	$0.05

NOTE E - RELATED PARTY TRANSACTIONS

The Company utilizes office and manufacturing space provided by its president at no cost to the Company.  The amount of such space utilized by the Company is considered insignificant.

NOTE F - CONCENTRATION OF RISKS

In the years ended December 31, 2009 and December 31, 2008, respectively, the Company sold its products to approximately 32 and 160 customers, respectively.  The following table highlights the Company's revenues from its top customers:

	For the Year Ended December 31, 2009	For the Year Ended December 31, 2008
Customer A	24%	14%
Customer B	--%	12%

None of the Company’s other customers accounted for more than 10% of the
Company's sales in 2009 or 2008.

NOTE G - COMMITMENTS

On November 6, 2006, the Company entered into a one year employment agreement which was amended on June 16, 2008 (the "Employment Agreement") with its president.  Pursuant to the Employment Agreement, Ms. Cohen is paid (i) fifty (50%) percent of the Company's "gross  margin", as defined in the Employment Agreement, less (ii) any commissions or finder's fees paid by the Company or any compensation paid by the Company to any of the Company's  sales employees or independent contractors.  Ms. Cohen earned $2,472 and $3,005 under her Employment Agreement in 2009 and 2008, respectively.  At December 31, 2009 and December 31, 2008, $1,278 and $867, remained outstanding and was included in accrued liabilities.  In addition, in the event Ms. Cohen first identifies an acquisition or merger candidate for us, we will pay her a bonus upon the closing of the acquisition or merger.

NOTE H - SUBSEQUENT EVENTS

On March 15, 2010 one of the Company's shareholders agreed to lend the Company, from time to time, up to a maximum of $25,000 outstanding at any time upon written request from the Company.  Any such loan shall bear interest at the rate of prime plus 2% per annum and is repayable at such time as shall be agreed by the Company and such shareholder at the time of the drawdown of the loan. No loans have been taken by the Company pursuant to this agreement.

We evaluated subsequent events through the time of the filing of our Annual Report on Form 10-K on March 18, 2010.  We are not aware of any other significant events that occurred subsequent to the balance sheet date but prior to the filing of this report that would have a material impact on our financial statements.

INFORMATION NOT REQUIRED TO BE IN PROSPECTUS

Part II

Item 13.  Other Expenses of Issuance and Distribution

The estimated expenses of the registration, all of which will be paid by the Company, are as follows:

Item	Amount

SEC filing fee	$ 3.65*

Printing and filing	0

Legal expense, including blue sky	$1,500.00**

Accounting expenses	$2,500.00**

Total	$4,003.65

  *  Previously paid
**  Estimated

Item 14.  Indemnification of Officers and Directors

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys' fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful.  A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys' fees incurred in connection with the defense or settlement of such actions and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.  The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

Our certificate of incorporation provides that we will indemnify and hold harmless, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, each person that such section grants us the power to indemnify.

The Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director's duty of loyalty to the corporation or its stockholders; acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; payments of unlawful dividends or unlawful stock repurchases or redemptions, or any transaction from which the director derived an improper personal benefit.

Our certificate of incorporation provides that, to the fullest extent permitted by applicable law, none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, offices or controlling persons of the Company, pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15.  Recent Sales of Unregistered Securities

1.  In December 2007 the Company sold 62,000 shares of common stock to 100 accredited investors at a purchase price of $1.00 per share for total proceeds of $62,000.  Such sales were made in reliance upon the exemption from registration provided by Section 4(2) and Rule 506 promulgated under the Securities Act of 1933, as amended (the "Securities Act").

2.  In November 2006, the Company sold 91,000 shares of common stock and warrants to purchase an additional 909,000 shares of common stock at an exercise price of $.05 per share, to its founders, for a total consideration of $1,000.  In December 2006, the Company sold 5,000 shares of common stock and 60,000 warrants to one stockholder in exchange for a total of $65,000.  The holders of the warrants have cashless exercise rights.  These warrants are exercisable until November 6, 2016, but the warrants are not exercisable prior to November 6, 2011, unless there is a "Change of Control" (as defined in the warrants) in the Company, in which event the warrants will be exercisable at any time after seventy (70) days following such Change in Control and until November 6, 2016.  In December 2006, the Company issued 5,000 shares of its common stock as partial consideration for the purchase of its chocolate printing machine system, which shares were valued at $1.00 per share.  Such sales were made is reliance upon an exemption from registration provided under Section 4(2) of the Securities Act.

Item 16.  Exhibits

Exhibit Number Exhibit Description

3.1          Certificate of Incorporation*

3.2           By-Laws*

4.1           Form of warrant issued to warrant holders*

5.1           Opinion of Ellenoff Grossman & Schole LLP*

10.2         Loan Agreement between Chocolate Candy Creations, Inc. and Venturetek, LP*

10.3         Amended Employment Agreement dated as of June 16, 2008 between the Registrant and Alyssa Cohen*

23.1         Consent of Ellenoff Grossman & Schole LLP (Included in Exhibit 5.1)*

23.2         Consent of Raich Ende Malter & Co. LLP

*  Previously filed

Item 17.  Undertakings

(a) The undersigned registrant hereby undertakes:

1.  To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

i.  Include any prospectus required by section 10(a)(3) of the Securities Act;

ii.  Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.  Include any additional or changed material information on the plan of distribution.

2.  For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3.  File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4.  For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned  registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(c) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on this 30th day of March 2010.

CHOCOLATE CANDY CREATIONS, INC.

By: Name: Title:	/s/ Alyssa Cohen Alyssa Cohen President

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Alyssa Cohen	President, Chief Financial Officer Secretary and Director (Principal Executive, Financial and Accounting Officer)	March 30, 2010

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